                       Confidential Treatment Requested
                           Under 17 C.F.R. Sections
                       200.80(b)(4), 200.83 and 230.406

                      *** Indicates omitted material that
                        is the subject of a confidential
                       treatment request filed separately
                              with the Commission.

This EARLY ACCESS PROGRAM AGREEMENT (this "Agreement") shall be effective as of January 1, 1999 (the "Effective Date") by and between CELERA GENOMICS CORPORATION, a Delaware corporation (including its Affiliates (as defined hereinbelow), referred to as "Celera"), having its principal place of business at 45 West Gude Drive, Rockville, Maryland 20850 and PHARMACIA & UPJOHN COMPANY ("PUC"), a Delaware corporation having its principal place of business at 7000 Portage Road, Kalamazoo, Michigan 49001 and PHARMACIA & UPJOHN AB, a corporation organized and existing under the laws of Sweden ("AB"), having a place of business at Lindhagensgatan 133, S-112 87 Stockholm, Sweden which together with their Customer Affiliates (as defined hereinbelow) being collectively referred to as "Customer."


         WHEREAS, Celera and Customer have previously entered into a certain DROSOPHILA Genome License Agreement dated December 30, 1998, and the parties intend for this Agreement to supercede such DROSOPHILA Genome License Agreement;

         WHEREAS, Celera is undertaking the sequencing of the DROSOPHILA genome and is obligated hereby to undertake the sequencing of the human genome;

         WHEREAS, Celera has expended and will continue to expend significant resources and efforts to develop the Celera Database and Analysis Products and the Subscriber Information System, as hereinafter defined;

         WHEREAS, the Celera Database and Analysis Products and the Subscriber Information System represent highly valuable and confidential assets;

         WHEREAS, Customer desires to obtain access and certain rights to the Celera Database and Analysis Products and the Subscriber Information System as a part of Celera's Early Access Program, as hereinafter defined;

         WHEREAS, the objective in providing early access to the Celera Database and Analysis Products and the Subscriber Information System is to provide Customer with the ability to analyze and discover information of potential interest to Customer;

         WHEREAS, it is recognized by Customer that the comprehensive nature of the content and analysis capabilities of the Celera Database and Analysis Products and the Subscriber Information System is contingent upon the generation, assimilation and annotation of DNA Sequence Information, as hereinafter defined, and associated product development and as such will develop over time;

         WHEREAS, Customer recognizes that Celera may develop additional products and services beyond those included in the Customer License.

         NOW, THEREFORE, the parties agree as follows:

                                 1.0 DEFINITIONS

For purposes of this Agreement, each capitalized term used shall have the meaning assigned to it in this Agreement.

1.1 "Affiliate" shall mean any corporation, firm, partnership or other legal entity which, directly or indirectly, controls, is controlled by, or is under common control with a party. For purposes of this definition, control shall mean the direct or indirect ownership of more than eighty percent (80%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest of any such corporation, firm, partnership or other legal entity.

1.2 "Analysis Tools" shall mean all algorithms and software listed in Exhibit A, and all algorithms and software similar in function to those described in Exhibit A, and which are released as a product during the Term, and which are owned by or licensed to Celera with the right to sublicense.

1.3 "Annotation Information" shall mean information, derived from both internal and external sources by Celera, that is associated with DNA Sequence Information and External DNA Sequence Information, including but not limited to [***].

1.4 "Celera Database and Analysis Products" shall mean the DNA Sequence Information, External DNA Sequence Information, Annotation Information, Analysis Tools as listed in Exhibit A.

1.5 "Celera Discovery System" shall mean the informatics infrastructure and database internal to Celera, which is the source of the contents for all Celera Database and Analysis Products.

1.6 "Celera Technology" shall mean all proprietary data, information, inventions, know-how, technology, trade secrets and the like, including, but not limited to, each and every nucleotide sequence whether as genomic DNA, cDNA, synthetic DNA, RNA or the like, including sense and antisense strands thereof, ribozymes containing any of the foregoing, vectors containing any of the foregoing, gene therapy delivery systems or control systems containing any of the foregoing, host cells containing any of the foregoing, amino acid sequences encoded by any of the foregoing, antibodies, formulations of any of the foregoing, any and all processes and uses of any of the foregoing and Polymorphism Information, whether patentable or not, which are identified, discovered, developed, or invented in whole or part by Celera, wholly independent of Customer, using Celera resources including Celera Database and Analysis Products.

1.7 "Confidential Information" shall have the meaning as set forth in Section
7.0.

1.8 "Customer Affiliate" shall mean any Affiliate of PUC or AB.

1.9 "Customer Information System" shall have the meaning set forth in Section 3.2.2.

1.10 "Customer Server" shall mean a dedicated computer server configured for utilization of the Customer License, which is the dedicated server for the Subscriber Information System, as described in Exhibit B.

1.11 "Customer License" shall have the meaning set forth in Section 2.1.

1.12 "Customer License Log" shall mean the automated electronic record of Customer's access and usage of the Celera Database and Analysis Products.

1.13 "Customer Technology" shall mean, other than Celera Technology, all proprietary data, information, inventions, know-how, technology, trade secrets and the like whether patentable or not, which are identified, discovered, developed or invented, in whole or part, during the Term (or thereafter pursuant to the terms hereof) by Customer using the Celera Database and Analysis Products and the Subscriber Information System, in accordance with the terms of this Agreement.

1.14 "Default" shall mean a Performance Default and/or Representation Default.

1.15 "Defaulting Party" shall have the meaning set forth in Section 9.2.1.

1.16 "DNA Sequence Information" shall mean the [***] human and DROSOPHILA nucleotide sequences from nucleotide templates sequenced through Celera's internal sequencing programs and released to the Celera Discovery System.

1.17 "DROSOPHILA Genome License" shall mean the DROSOPHILA Genome License Agreement between Celera and Customer entered into on December 30, 1998.

1.18 "Early Access Program" shall mean a program through which customers gain access to the Celera Database and Analysis Products and have the ability to provide input for consideration in the development of the Subscriber Information System and the Celera Database and Analysis Products.

1.19 "Early Access Program Forum" shall have the meaning set forth in Section
4.0.

1.20 "External DNA Sequence Information" shall mean the [***] human and DROSOPHILA nucleotide sequences and associated annotation that are obtained by Celera from sources other than Celera.

1.21 "First Extension License Fee" shall have the meaning set forth in Section 5.1.

1.22 "First Extension Term" shall have the meaning set forth in Section 2.3(b).

1.23 "Further Extension Term" shall have the meaning set forth in Section
2.3(c).

1.24 "Further Extension License Fee" shall have the meaning set forth in Section 5.1.

1.25 "Indemnitee" shall have the meaning set forth in Section 11.3.

1.26 "Indemnitor" shall have the meaning set forth in Section 11.3.

1.27 "Initial Term" shall have the meaning set forth in Section 2.3(a).

1.28 "Initial License Fee" shall have the meaning set forth in Section 5.1.

1.29 "Installation Date" shall have the meaning set forth in Section 3.4.

1.30 "License Fee" shall mean the Initial License Fee, the First Extension License Fee and the Further Extension License Fee, as applicable.

1.31 "Non-Defaulting Party" shall have the meaning set forth in Section 9.2.1.

1.32 "Notice of Default" shall have the meaning set forth in Section 9.2.1.

1.33 "Performance Default" shall have the meaning set forth in Section 9.2.1.

1.34 "Phase I" shall mean the period prior to completion of sequencing and assembling the human genome.

1.35 "Phase II" shall mean the period following completion of sequencing and assembling the human genome.

1.36 "Polymorphism Information" shall mean the variations between haplotypes that occur in a nucleotide sequence and are contained in the Celera Discovery System.

1.37 "Representation Default" shall have the meaning set forth in Section 9.2.1.

1.38 "Subscriber Information System" shall mean the computer hardware configuration and requirements, the database structure and any other aspect of the system required for the utilization of the Celera Database and Analysis Products as further described in Exhibit B attached hereto.

1.39 "Term" shall mean the Initial Term, the First Extension Term, if any, and any Further Extension Terms, unless earlier terminated or not extended, as applicable.

1.40 "Third Party" shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, government or any department or agency thereof, or any other entity other than Customer or Celera.


                              2.0 CUSTOMER LICENSE

2.1 LICENSE GRANT: Subject to the terms and conditions contained in this Agreement, and in consideration of the payments to be made hereunder, Celera hereby grants to Customer, during the Term, a non-exclusive, non-transferable, royalty-free license, with no right to sublicense, to the Celera Database and Analysis Products and Subscriber Information System for Customer's internal research and development programs for the purpose of developing Customer Technology for the research, development and commercialization of products ("Customer License").

         2.1.1 Customer shall retain all rights to Customer Technology, provided such Customer Technology is used for internal research, development and commercialization activities. Customer shall not have the right to transfer, through sublicense, sale or any other manner, any rights to such Customer Technology [***] subject to Section 2.1.2.

         2.1.2 The Customer License does not include any rights to any Polymorphism Information that may be contained in the Celera Database and Analysis Products. Such Polymorphism Information may be made available to Customer and other customers in the future under a separate agreement.


2.2 AUTHORIZED USE: Customer shall have the right to use the Celera Database and Analysis Products, [***] of the Celera Database and Analysis Products authorized herein, and the Subscriber Information System solely for the purposes expressly permitted under this Agreement, including the licenses granted under Section 2.1. [***] or as otherwise agreed to by Celera in writing, (ii) for the purpose of incorporating DNA Sequence Information in experimental assays for internal research use only, or (iii) as authorized in Section 7.0; Customer shall not reproduce, adapt, prepare derivative works based upon, or distribute copies (by any means whatsoever whether now known or hereafter invented) of the Celera Database and Analysis Products or of the Subscriber Information System, including any portion of the Celera Database and Analysis Products or from any field of any database included therein. Customer agrees that it shall restrict access to the Celera Database and Analysis Products and the Subscriber Information System only to Customer and Customer employees, collaborators and consultants, solely to the extent required to accomplish the purpose of this Agreement and subject to the provisions of Section 7.0.

2.3 TERM:

                  (a) Unless terminated earlier as provided herein, the Customer License shall extend and remain in full force from the Effective Date through the fifth anniversary thereof ("Initial Term"), unless extended in accordance with Section 2.3 (b) or 2.3 (c).


                  (b) In the event Customer desires to extend the Initial Term, Customer shall, ninety (90) days prior to the expiration of the Initial Term, provide Celera with written notice of its desire to extend this Agreement and, in such event, the Term shall be extended for an additional [***] following the Initial Term ("First Extension Term") under the terms and conditions set forth herein.

                  (c) If the parties so agree in writing at least ninety (90) days prior to the [***] of the Effective Date thereafter, the First Extension Term shall then be extended for [***] under the terms and conditions set forth herein ("Further Extension Term(s)").

2.4 ACCESS TO CUSTOMER LICENSE LOG: Celera shall have the right to access and examine the Customer License Log (i) to review a performance monitor of the Customer Server or (ii) upon Celera's reasonable suspicion of Customer's unauthorized use under the Customer License. In the event of Celera's access under 2.4 (ii) such access shall be made in the presence of a designated Customer employee.

                        3.0 DELIVERY MECHANISM, PLATFORM,
                   INSTALLATION, TRAINING AND CUSTOMER SUPPORT

3.1 PHASED DELIVERY: During the Term, Celera will utilize a phased delivery mechanism as described herein for the delivery of the Celera Database and Analysis Products through the Subscriber Information System, provided that, with the consent of Customer (which shall not be unreasonably withheld), Celera reserves the right to modify the delivery mechanism during Phase I; and further provided that modification of the delivery mechanism shall not otherwise alter Celera's obligations under this Agreement. Celera shall be obligated to develop and deliver the Celera Database and Analysis Products through the Subscriber Information System during the Initial Term.

         3.1.1 PHASE I -- PRIOR TO HUMAN GENOME COMPLETION. The Subscriber Information System configuration during Phase I of the sequencing of the human genome will require the [***]. The Customer Server will receive data updates directly from the Celera Discovery System for the Celera Database and Analysis Products of the Customer License, in accordance with the terms of
Section 3.3. The Analysis Tools provided as a part of the Customer License, and specified in Exhibit A, will reside on the Customer Server. During Phase I, data queries and query results will be [***] Customer (at Customer's facilities in the United States) via an on-line, secured, network line, or via another secure mechanism selected by mutual agreement. During Phase I, DNA Sequence Information, External DNA Sequence Information and Annotation Information will be replicated from the Celera Discovery System to the Customer Server as part of the Customer License. Such DNA Sequence Information shall be transferred with the associated quality values. Subject to the terms of this Agreement, Customer shall have a right of access at all times during the Term to the Customer Server.

         3.1.2 PHASE II -- POST-HUMAN GENOME COMPLETION. Upon completion of the sequencing of the human genome, Customer may, at its discretion and expense, modify the manner in which it accesses data from Celera as follows: the Subscriber Information System configuration during Phase II will [***].
DNA Sequence Information, Annotation Information and External DNA Sequence Information updates from the Celera Discovery System to the Customer Server at Customer's designated site will be conducted via an online, secure, network line, or via another secure mechanism selected by mutual agreement.

3.2 SUBSCRIBER INFORMATION SYSTEM PROVISIONS:

         3.2.1 SUBSCRIBER INFORMATION SYSTEM CONFIGURATION. The Subscriber Information System consists of a predefined hardware infrastructure designed to meet the requirements necessary to facilitate the use of the Celera Database and Analysis Products included in the Customer License. See Exhibit B for the hardware infrastructure configurations required to provide access to the Celera Database and Analysis Products included in the Customer License. Celera, at its own expense, shall be responsible for any maintenance of the Subscriber Information System; provided however, to the extent a malfunction of the Subscriber Information System shall be the result of Customer's improper use of Customer Information System as defined hereunder, Celera shall be responsible, at Customer's expense and with Customer's prior approval, for any maintenance, upgrades, improvements or replacements of the Subscriber Information System.

         3.2.2 CUSTOMER SYSTEM REQUIREMENTS. Any additional hardware, software and communications infrastructure, including information system resources and Customer algorithms and analysis tools, not described as a part of the Analysis Tools and the Subscriber Information System ("Customer Information System") will be the financial responsibility of Customer. Customer may increase the capacity and/or redundancy of the Customer Information System through the purchase of an additional server at any time during this Agreement. The cost of such additional server will be provided to Customer within thirty (30) days of the installation date and such price will be in effect for up to three (3) months from the date it was provided by Celera to Customer. In addition, any upgrades, maintenance, improvements or replacements of the Customer Information System will also be the financial responsibility of Customer. Celera shall, at Customer's expense, perform such upgrades, improvements or replacements on the Customer Server.

3.3 UPDATE FREQUENCY: All new information covered under or pertaining to the Customer License will be transferred to the Customer Server on a regular basis. Updates will be regularly scheduled events that require all applications to be terminated and the Customer Server to be shut down for such updates to occur. During Phase I, Celera shall use commercially reasonable efforts to transfer all generated DNA Sequence Information from the Celera Discovery System to the Customer Server promptly upon its being generated, in no event less frequently than [***] after being generated. During Phase II, Celera shall use commercially reasonable efforts to transfer all generated DNA Sequence Information, Annotation Information and External DNA Sequence Information from the Celera Discovery System to the Customer Server on a frequency of at least [***]. During Phase I and Phase II, Celera shall make all DNA Sequence Information available to Customer not later than when Celera first makes such DNA Sequence Information, Annotation Information, and External DNA Information available to a Third Party or available to Celera's internal gene discovery server. In the event Celera releases new Analysis Tools, such Analysis Tools shall be made available to Customer [***].

3.4 INSTALLATION: Not later than March 1, 1999, Celera agrees to provide Customer with access to the Subscriber Information System for the purpose of installing the Customer Information System at a date and time mutually acceptable on a basis consistent with terms of this Agreement ("Installation Date"). The integration of the

Customer Information System into the Subscriber Information System and costs associated with such integration shall be the responsibility of Customer.

3.5 TRAINING: Celera will provide Customer with all documentation and information reasonably necessary for utilization of the Celera Database and Analysis Products and the Subscriber Information System provided under the Customer License. From time-to-time during the Term, Customer may request Celera to train Customer employees regarding the use of the Customer License. The specific topics of the training relating to use of the Customer License will be as requested by Customer. The training will occur within thirty (30) business days of a request by Customer or as otherwise mutually agreed, provided, however, no training will be conducted prior to installation of the Subscriber Information System, pursuant to Section 3.4. The training will take place at Celera's facility in Rockville, MD or other location designated by Celera. Each party shall bear all out-of-pocket expenses of its own employees in connection with any training activities.

         3.5.1 INITIAL TERM. During the Initial Term, Customer may designate [***] employees in groups of [***] employees to receive such training. Celera shall provide Customer with [***] business days of training services per employee, as requested by Customer.

         3.5.2 FIRST EXTENSION TERM. In the event Customer elects under
Section 2.3(b) to extend the License through the period of the First Extension Term, Customer may designate [***] employees to receive such training [***]. Celera shall provide Customer with [***] business days of training services per employee, as requested by Customer.

         3.5.3 FURTHER EXTENSION TERM(S). In the event Customer elects under
Section 2.3(c) to further extend the Term of the License beyond the period of the First Extension Term, Customer may designate [***] to receive such training in a [***]. Celera shall provide Customer with [***] of training services per employee, as requested by Customer.

         3.5.4 ADDITIONAL TRAINING. Additional days of training and/or participants may be negotiated separately.

3.6 CUSTOMER SUPPORT: Celera shall provide customer support services in connection with the Customer License as shall be reasonably requested by Customer. Celera shall provide for [***] between the hours of 8:00 A.M. to 6:00 P.M., Monday through Friday, excluding Celera's standard holidays. As part of the customer support services provided under this Agreement, [***]. In the event of a malfunction of the Customer Server, Celera agrees to use commercially reasonable efforts to correct the malfunction. Customer shall cooperate and participate in the correction of such malfunction, to the extent it is able.


                         4.0 EARLY ACCESS PROGRAM FORUM

Customer will have the right and opportunity to participate in the Early Access Program Forum ("Forum"). This Forum will meet at least quarterly and will be attended by representatives from each of the customers of the Early Access Program and members of Celera's staff. The purpose of the Forum will be to exchange ideas on future Celera product enhancements and to communicate Celera's vision for the expected course of product development. Each customer shall bear all out-of-pocket expenses of its own representatives to attend the Early Access Program Forum. All disclosures made by Celera at any such Forum meetings shall be subject to the confidentiality provisions of Section 7.0.

                            5.0 SCHEDULE OF PAYMENTS


5.1 LICENSE FEES: The license fee for the Customer License for the Initial Term shall be a total of Twenty-Five Million Dollars ($25,000,000) payable in accordance with the terms of Sections 5.2 below (the "Initial License Fee"). The license fee for the First Extension Term shall be the then-best-available-current fee for similar rights to use the Celera Database and Analysis Products and such fee shall be payable in accordance with the terms of Sections 5.3.1 below (the "First Extension License Fee"). License fees for any subsequent extensions of the Customer License shall be in the amount and be payable in accordance with Section 5.3.2 below ("Further Extension License Fee"). In no event shall the First Extension License Fee or the Further Extension License Fee, payable per annum, be more than $5,000,000 plus or minus any increase or decrease in the Consumer Price Index ("CPI", as reported by the Bureau of Labor Statistics of the United States Department of Labor, or any successor agency thereof). Any increase or decrease in the CPI applicable to each year of the First Extension Term or any Further Extension Term(s) shall be determined by comparing the difference in the CPI on the Effective Date with the CPI on each of the (i) the commencement of the First Extension Term, (ii) the first anniversary of the First Extension Term and (iii) the commencement of any Further Extension Term(s), respectively.

5.2 INITIAL LICENSE FEE: Subject to the other terms hereof, payment of the Initial License Fee shall be non-refundable and made in advance in five equal installments. Customer shall pay Celera a payment of Five Million Dollars ($5,000,000) on or before April 1, 1999, provided however, Celera acknowledges receipt of Four Million Dollars ($4,000,000) from Customer on January 7, 1999 in connection with the DROSOPHILA Genome License and hereby credits such amount toward such initial Five Million Dollar ($5,000,000) payment. Subject to the terms and conditions hereof, Customer will make payments of Five Million Dollars ($5,000,000) on or before the first, second, third and fourth anniversaries of the Effective Date. Such payments will be dispersed by PUC in U.S. Dollars for which twenty (20%) percent of the dispersed amount will be reimbursed by AB to PUC.


5.3      EXTENSION OF THE CUSTOMER LICENSE:


         5.3.1 In the event the Customer License shall be extended through the First Extension Term pursuant to Section 2.3(b), subject to the terms and conditions hereof, Customer will make a non-refundable payment of fifty percent (50%) of the aggregate amount of the First Extension License Fee on or before each of the [***] of the Effective Date.

         5.3.2 In the event the Customer License shall be further extended through any Further Extension Terms pursuant to Section 2.3(c), for [***] the Customer License shall be so extended, subject to the terms and conditions hereof, Customer will make a non-refundable payment of the Further Extension License Fee [***] to use the Celera Database and Analysis Products, upon the commencement of [***] that the Customer License is extended.

5.4 MODE OF PAYMENT: All payments under this Agreement will be made in U.S. dollars by deposit to the credit and account of Celera or its designated nominee in any commercial bank designated by Celera or in an alternative mutually agreed-upon manner.

5.5 FAILURE BY CUSTOMER TO MAKE TIMELY PAYMENT: In the event Celera has not received payment by the prescribed due date, Celera shall notify Customer of such non-payment. In the event that a payment is not made within thirty (30) days of receipt of such notice from Celera, such failure of Customer to make timely payment due Celera will be considered a material breach and Celera shall have the right to terminate access to the Customer Server and the data and information contained therein in addition to any other remedies which may be available to Celera at law or equity. In the event that such payment is not made within sixty (60) days of receipt of such notice, Celera shall have the right to terminate this Agreement.


                                     [***]

[***]

                       7.0 CONFIDENTIALITY AND PUBLICATION

7.1 CONFIDENTIALITY: The parties acknowledge that during the course of this Agreement they may each receive from the other information which is proprietary and/or confidential and of commercial value to the disclosing party. For purposes of this Agreement, "Confidential Information" shall mean business information and technical information relating to the Customer License, Customer Technology, Customer Information System, Celera Database and Analysis Products, Subscriber Information System, and Celera Technology, belonging to the disclosing party, including, where appropriate and without limitation, any associated information, business, financial and scientific data, Annotation Information, DNA Sequence Information, External DNA Sequence Information, invention disclosures, patent disclosures, patent applications, structures, models, techniques, processes, compositions, compounds, biological samples, and the like, and bioinformatics methods, hardware configurations and software in various stages of development or any software product (source code, object code or otherwise), including its audiovisual components (menus, screens, structure and organization) and any human or machine readable form of the program, and any writing or medium in which the program or information therein is stored, written or described, including, without limitation, diagrams, flow charts, designs, drawings, specifications, models, data, bug reports, and the like. Except to the extent expressly authorized by this Agreement, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose (except those expressly permitted under this Agreement), any Confidential Information furnished to it by the other party pursuant to this Agreement, regardless of the medium on which it is provided, including know-how, except to the extent that it can be established by the receiving party by competent proof that such information:

        (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

        (b) was generally known to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

        (c) became generally available to the public or otherwise part of the public domain after its disclosure through no fault of the receiving party;

        (d) was subsequently lawfully disclosed to the receiving party by a Third Party who did not require the receiving party to hold it in confidence or limit its use, provided it was not obtained by such Third Party under an obligation of confidentiality directly or indirectly from the disclosing party; or

         (e) was independently discovered or developed by the receiving party without the use of the other party's Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

7.2 PERMITTED DISCLOSURE:

         7.2.1 Notwithstanding the obligations of Section 7.1, Customer may disclose Celera's Confidential Information only to the extent such disclosure shall be reasonably necessary in (i) prosecuting patent applications and maintaining patents, subject to Section 8.0 below or (ii) prosecuting or defending litigation.

         7.2.2 Notwithstanding the obligations of Section 7.1, each party may disclose the other's Confidential Information in (i) establishing rights or enforcing obligations under this Agreement or (ii) complying with applicable law, or (iii) applying for regulatory approval for Customer products, provided however, that in each case described herein if a party shall be required to make any disclosure of the other party's Confidential Information under this Section 7.2.2, it will give reasonable advance notice to the other party of such disclosure requirement; it will provide a copy of the proposed disclosure; and, at the request of the disclosing party, will use its reasonable best efforts in assisting the disclosing party to secure confidential treatment of such Confidential Information required to be disclosed, including cooperating with the other to obtain a protective order of the other party's Confidential Information.


7.3 PUBLICATION:

         7.3.1 Customer may publish scientific results of its work within the scope of the licenses granted under this Agreement, provided however, that:

                  (a) any such publication by Customer that would disclose Confidential Information of Celera not disclosable under Section 7.2, shall require the prior written consent of Celera, provided that Customer shall have submitted to Celera thirty (30) days prior to submission for publication, a copy of such planned disclosure for Celera's comment and review. Celera may, at its discretion, remove the Confidential Information or approve such disclosure of Confidential Information prior to approving the publication. Customer agrees that Celera may keep a copy of such disclosure for its records. Customer further agrees that upon receiving notification by the publisher of the intent to release the publication, Customer will advise Celera of such publication, the planned publication date, and furnish a final copy of the publication as it will appear in the disclosure; and

                  (b) any such publications will include recognition of the contributions of Celera according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

         7.3.2 Celera may disclose, publish or release DNA Sequence Information and Annotation Information only in accordance with the procedures set forth in
Schedule 1.0.

7.4 OTHER PUBLICATION: Celera shall have the right to make public other information included within the Customer License provided that (i) in case of publication in a peer-reviewed scientific journal, Celera shall not make such information public without first providing Customer with a draft manuscript of such publication and thirty (30) days to review such publication; or (ii) in the case of publication in other than in a scientific publication, without first providing such information to Customer three (3) months prior to such publication (in the same form as would be publicly disclosed).

7.5 THIRD PARTY DISCLOSURE: Customer may disclose, copy or distribute Celera Confidential Information to its employees, collaborators, and consultants, in the context of the disclosure of Customer's own scientific results or the conduct of its work within the scope of the licenses granted herein, provided however, that any such disclosure by Customer that would disclose Celera Confidential Information shall require that Customer shall have obtained from such parties a written agreement regarding obligations of confidentiality and appropriate use restrictions comparable to and consistent with those set forth herein, and provided that such parties shall agree not to further disclose Celera Confidential Information other than to other Customer employees, contractors, and consultants who have a need-to-know and who are under like obligations of confidentiality. Such consultants and/or collaborators will have executed a formal consulting or collaborative agreement with Customer and the purpose of such agreement is to advance development of Customer Technology and products.

7.6 RESTRICTED USE: Except as set forth in this Agreement, this Section 7.0 shall not be construed to allow Customer, or any other person or entity to use, publish, disclose or re-distribute the Celera Database and Analysis Products and/or the Subscriber Information System or any portion of its contents, including, but not limited to, any DNA Sequence Information or portions of Annotation Information, or any Celera software or hardware configurations, at any time without the express written consent of Celera. Nor shall this Section
7.0 be construed to limit Celera's ability to enter into other license agreements with other parties.

                            8.0 INTELLECTUAL PROPERTY

8.1 RIGHTS UNDER THE CUSTOMER LICENSE:


          8.1.1 CELERA RIGHTS. Celera retains all rights, title and interest to and in the Subscriber Information System and the Celera Database and Analysis Products. Celera shall own all right, title and interest in and to Celera Technology. To avoid doubt, with the exception of the rights granted under this Agreement, Customer, its employees, collaborators, and consultants shall have no rights, claims or interests whatsoever (including but not limited to any intellectual property rights) with respect to the Subscriber Information System, the Celera Database and Analysis Products, Celera Technology or products incorporating Celera Technology. The filing, prosecution, maintenance, defense and enforcement of patent(s), copyrights, and other proprietary rights regarding the Celera Technology shall be the responsibility and expense of, and at the discretion of Celera. If Celera desires, but is unable to assert its rights against a Third Party for the infringement of an issued patent claiming the Subscriber Information System and the Celera Database and Analysis Products, which Customer's access under Section 2.0 would infringe but for the licenses granted herein, Celera may, but is not obligated to, offer to Customer, the right to assert such patents on Celera's behalf, provided that any settlement of such assertion of rights shall not be made without the prior written consent of Celera. If Customer undertakes such matters it shall be at Customer's expense, and the proceeds of any settlement or judgment shall go first to reimburse Customer for its expense. Any remaining proceeds shall be split evenly (50/50) between Customer and Celera. Celera will provide reasonable assistance to Customer so as to allow Customer to fully exercise its rights under this section.


         8.1.2 CUSTOMER RIGHTS.

         (a) Customer shall own all right title and interest in and to Customer Technology. Customer shall assume responsibility for all costs associated with the application, prosecution and maintenance, and the defense and enforcement of patent applications and patents claiming any such Customer Technology. [***]. Celera agrees to treat the subject thereof as Confidential Information.

         (b) Subject to Celera's contractual obligations, Celera may offer to any Third Party an opportunity to license intellectual property within Celera Technology. If Celera offers such licenses during the Term, [***].


8.2 TRADE SECRET PROTECTION: If Celera chooses to protect any element of the Subscriber Information System as a trade secret, Customer shall be given timely written notice thereof. The written notice must clearly indicate to Customer (i) what elements of the technology are protected by trade secret and (ii) by mutual agreement (which will not be unreasonably withheld), what explicit reasonable methods or means Customer shall be expected to carry out in an effort to maintain such trade secret protection. Customer must inform all employees, and consultants who may have access to such proprietary technology of both the status of the information as a trade secret and Customer's obligation to maintain such status. It shall be however, Celera's obligation to periodically examine and review the status of the trade secret protection such that it may be properly maintained. Notwithstanding the above, designation of any aspect of the Subscriber Information System as a trade secret shall not alter any right granted hereunder to use such aspect.

8.3 COPYRIGHT PROTECTION: If Celera pursues copyright protection, Celera shall notify Customer in writing. Celera shall indicate such product or document protection by marking it with (C). Celera grants Customer a fully paid-up, irrevocable, non-exclusive, worldwide license to any such copyright protection.

8.4 ENFORCEMENT OF PATENT RIGHTS: If any time during the Term of this Agreement, Celera becomes aware of any Third Party infringement or threatened infringement of any claim of an issued patent that covers Customer Technology it will give prompt written notice to Customer.

8.5 CLAIMS BY THIRD PARTIES: If during the Term, a party hereto becomes aware of any actual or threatened claim of a Third Party alleging that any activity related to the Agreement infringes the intellectual property rights of such Third Party, each party will give prompt written notice to the other party of such claim. If the Third Party claim arises from Celera's activities under the Agreement, Celera shall defend, indemnify and hold harmless Customer which shall include costs or judgements, whether for money damages or equitable relief, and shall include legal expenses and attorney's fees. Celera shall not enter into a settlement agreement with such Third Party without the express written consent of Customer which shall not be unreasonably withheld. If the Third Party claim arises from Customer's use of the Celera Database and Analysis Products and the Subscriber Information System under the Agreement (other than that permitted hereunder), Customer shall defend, indemnify and hold harmless Celera which shall include costs or judgements, whether for money damages or equitable relief, and shall include legal expenses and attorney's fees. Customer shall not enter into a settlement agreement with such Third Party without the express written consent of Celera which shall not be unreasonably withheld.



                                 9.0 TERMINATION


9.1 TERMINATION: This Agreement may be terminated by mutual written agreement of Customer and Celera, effective as of the time specified in such written agreement. [***].

9.2 DEFAULT:

         9.2.1 NOTICE OF DEFAULT. In the event any material representation or warranty made hereunder by a party ("Representation Default") shall have been untrue when made or upon any material breach or material default of a material obligation of this Agreement by a party ("Performance Default"); the party not in Default ("Non-Defaulting Party") must first give the other party ("Defaulting Party") written notice thereof ("Notice of Default"), which notice must state the nature of the untruthfulness, material breach or material default in reasonable detail and request the Defaulting Party cure such Default within one hundred twenty (120) days, only if such default can be cured within such period. If the Defaulting Party shall dispute the existence, extent or nature of any Default set forth in a Notice of Default, the parties shall use reasonable best efforts to resolve the dispute.


         9.2.2 DEFAULT BY CELERA. In the event of (i) a Representation Default by Celera or (ii) a Performance Default by Celera that cannot be cured within one hundred twenty (120) days, or (iii) a Performance Default by Celera shall not be cured within one hundred twenty (120) days after receipt of a Notice of Default; or, (iv) a Performance Default which can reasonably be cured within a one hundred twenty (120) day period, but which Celera has failed to commence substantial remedial actions within such one hundred twenty (120) day period and to diligently pursue the same; then in addition to any other remedies which may be available to Customer at law or equity, Customer, at its option, may terminate this Agreement.

         9.2.3 DEFAULT BY CUSTOMER. In the event of (i) a Representation Default by Customer, then Celera, at its option, may terminate this Agreement, or (ii) a Performance Default by Customer that cannot be cured within one hundred twenty
(120) days, or (iii) except as provided in Section 5.5, in the event a Performance Default by Customer that is not cured within one hundred twenty
(120) days of receipt of a Notice of Default; or, (iv) a Performance Default which can reasonably be cured within a one hundred twenty (120) day period, but which Customer has failed to commence substantial remedial actions within such one hundred twenty (120) day period and to diligently pursue the same; and such Performance Default arises from a material breach or default of Sections 2.0, 7.0, 8.0, 11.0 or 12.0 with respect to the Customer License, then in addition to any other remedies which may be available to Celera at law or equity, Celera at its option may terminate this Agreement.


9.3 BANKRUPTCY:

         9.3.1 A party may terminate the Customer License if, during the term of the Customer License, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

         9.3.2 All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that each party which is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding (or a trustee on behalf of the subject party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

9.4 CONSEQUENCES OF TERMINATION: Upon termination of this Agreement under
Section 5.5 or this Section 9.0, the following rights and obligations shall apply:

         9.4.1 Customer shall cease use [***] the Celera Database and Analysis Products under its license under Section 2.0, provided however that termination or expiration shall not affect (i) Customer's rights to incorporate DNA Sequence Information contained in experimental assays created prior to such termination for internal research under Section 2.2; or (ii) its rights and obligations under Sections 2.1.1 and 2.1.2;


         9.4.2 The following provisions, shall survive the date of termination of the Customer License for a period of ten (10) years: 7.0 (Confidentiality and Publication) excluding the terms and conditions of Schedule 1.0; 9.0 (Termination); 11.0 (Indemnity) and 12.2, 12.3, 12.5, 12.7, 12.10, 12.13, 12.14,
12.15, and 12.16 (General Provisions). Sections 12.1, 12.4, 12.6 and 12.9 shall survive indefinitely.


         9.4.3 The Subscriber Information System, all data provided by Celera through its Celera Database and Analysis Product or other means, any other information, equipment, and documentation provided in the Customer License shall be returned to Celera at Customer's expense.

         9.4.4 The parties shall retain their respective ownership rights set forth in Section 8.1.1 and 8.1.2(a).

  9.5 TERMINATION BY REASON OF CUSTOMER DEFAULT: In the event of termination of this Agreement by reason of Default by Customer, Customer shall, within thirty
(30) days following written notice by Celera, pay to Celera a termination fee equal to the License Fee for the Initial Term plus the total fees for any extensions beyond the Initial Term under Sections 2.3 (b) and (c) less the total of all License Fees for the Initial Term and any extensions received by Celera as of the date of such notice;


9.6 TERMINATION FOR ANY REASON OTHER THAN CUSTOMER DEFAULT. In the event of a termination of this Agreement for any reason other than a Customer Default, then, in addition to any other rights or remedies Customer may have, all obligations of Customer (other than those which have accrued prior to such termination) to pay any further License Fees or termination fees or amounts shall be terminated.

9.7 REMEDIES: The rights and remedies provided in this Section 9.0 shall not be exclusive and shall be in addition to any other rights and remedies available at law or in equity.



                 10.0 REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 REPRESENTATIONS AND WARRANTIES:


         10.1.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party on the date upon which this Agreement is signed and thereafter throughout the Term, that:

                  (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such party;

                  (b) the execution and delivery of this Agreement and the performance by such party of any of its obligations under this Agreement do not and will not (i) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such party or its properties or, to such party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such party or its properties, and
(ii) with respect to the execution and delivery of this Agreement, require any consent or approval of any governmental authority or other person;

                  (c) it shall comply with all applicable laws, regulations and guidelines in connection with that party's performance of its obligations and rights pursuant to this Agreement;

                  (d) it is aware of no action, suit or inquiry or investigation contemplated or instituted by any governmental agency which questions or threatens the validity of this Agreement; and

                  (e) this Agreement is legally binding upon its execution and enforceable in accordance with its terms.


10.1.2 CELERA REPRESENTATIONS AND WARRANTIES. Celera further represents and warrants to Customer on the date upon which this Agreement is signed and thereafter throughout the Term, that


                  (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized and it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

                   (b) on the Installation Date and thereafter throughout the Term, it has all rights necessary to grant the rights and licenses contemplated herein;
                  (c) to the best of its knowledge, its performance of the work under this Agreement does not and shall not infringe the patent, trade secret or other proprietary rights of any Third Party; it is not aware of any patent, know-how, trade secret or other right of any Third Party which could reasonably be expected to materially adversely affect its ability to carry out its responsibilities under this Agreement or to affect the Customer's (i) ability to access and use the Celera Database and Analysis Products, (ii) right to exploit the Customer License or (iii) ability to develop or commercialize Customer Technology; and

                  (d) with exception of an action filed in the United States District Court in the District of Delaware, Case Number 98-591, it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology to be used in connection with this Agreement.

         10.1.3 CUSTOMER REPRESENTATIONS AND WARRANTIES. Customer further represents and warrants to Celera on the date upon which this Agreement is signed and thereafter throughout the Term, that it is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized and it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

10.2 COVENANTS:

         10.2.1 Celera covenants to Customer that Celera shall use commercially reasonable efforts to perform its obligations hereunder to accomplish the goals and objectives to conduct the Customer License, using no less than commonly accepted professional standards of workmanship.

         10.2.2 Celera covenants to Customer that all Celera Database and Analysis Products will go through the Celera Discovery System.

10.3 DISCLAIMERS:

         (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY CELERA THAT THE USE OF ANY INFORMATION, DATA OR OTHER MATERIALS PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. SUBJECT TO THE EXPRESS PROVISION HEREIN, THE INFORMATION, DATA OR OTHER MATERIALS PROVIDED HEREUNDER ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBJECT TO SECTION 10.2.1, CELERA MAKES NO WARRANTY THAT THE CELERA DATABASE AND ANALYSIS PRODUCTS AND THE SUBSCRIBER INFORMATION SYSTEM DO NOT CONTAIN ERRORS.

         (b) NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY'S ACTIVITIES UNDER THIS AGREEMENT.

10.4 YEAR 2000 WARRANTY: Celera represents and warrants that on or before July 1,

1999, the Analysis Tools will, under normal use and service, record, store, process, and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, as the Analysis Tools record, store, process, and present calendar dates on or before December 31, 1999. Celera warrants that the Analysis Tools will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

                                 11.0 INDEMNITY

11.1 CUSTOMER INDEMNITY: Customer shall indemnify, defend and hold Celera (including its officers, directors, employees and agents) harmless from and against all personal or property losses, liabilities, damages and expenses (including attorney's fees and costs) arising (i) out of the untruth or inaccuracy in any material respect of any representation or warranty or out of the breach or nonfulfillment of any material covenant or agreement of Customer contained herein or contemplated hereby, or (ii) out of the gross negligence or intentional misconduct of Customer in connection with the performance of Customer of its obligations under this Agreement, (iii) out of Customer's use of Customer Technology, or (iv) from products developed by Customer under the license granted in Section 2.0. Customer acknowledges and agrees that with respect to the nature of the Celera Database and Analysis Products and Subscriber Information System, there may be no adequate remedy at law for any breach of Customer's obligations under the confidentiality provisions of this Agreement, that any such breach may result in irreparable harm to Celera, and therefore, that upon any such breach, Celera shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law, including injunctive relief, specific performance or such other relief as Celera may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all costs and expenses, including attorneys' fees incurred.

11.2 CELERA INDEMNITY: Celera shall indemnify, defend and hold Customer (including its officers, directors, employees and agents) harmless from and against all personal or property losses, liabilities, damages and expenses (including attorneys' fees and costs) arising (i) out of the untruth or inaccuracy in any material respect of any representation or warranty or out of the breach or nonfulfillment of any material covenant or agreement of Celera contained herein or contemplated hereby or (ii) out of the gross negligence or intentional misconduct of Celera in connection with the performance of its obligations under this Agreement.

11.3 PROCEDURE: A party that intends to claim indemnification under this Section
11.0 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that an

Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee. The indemnity agreement in this Section
11.0 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement shall be effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 11.0, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 11.0. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action or other proceeding that materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee under this Section 11.0, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

11.4 INSURANCE: Each party will maintain, through self-insurance or commercially placed insurance, adequate coverage for the indemnification obligations set forth herein.


                             12.0 GENERAL PROVISIONS

12.1 NO PARTNERSHIP: Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2 ASSIGNMENTS: Neither party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets or a similar transaction affecting all or substantially all of the assets or voting control of the assigning party; (ii) to any directly or indirectly wholly-owned subsidiary if the assigning party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder; or (iii) with the consent of the other party, such consent not to be unreasonably withheld. This Agreement shall be binding upon the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with the above shall be void.

12.3 FURTHER ACTIONS: Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 NO TRADEMARK RIGHTS: Except as otherwise provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to use in any manner the names "Celera" or "Pharmacia & Upjohn", or any other trade name or trademark of Celera or Customer or the names of any employees thereof, for any purpose.

12.5 PUBLIC ANNOUNCEMENTS: Except as may otherwise be required by law or regulation, neither party shall make any public announcement, directly or indirectly, concerning the existence or terms of this Agreement or the subject matter hereof without first submitting a copy of the proposed announcement to the other party for review and obtaining the approval of the other party. The other party shall have seven (7) business days or such other time as mutually agreed upon to consent to the publication of such announcement, such consent not to be unreasonably withheld. If either party shall be required by law or regulation to make a public announcement concerning the existence or terms of this Agreement, such party shall give reasonable prior advance notice of the proposed text of such announcement to the other party for its prior review and comment.

12.6 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS: This Agreement, its Exhibits, and Schedule executed on the same date herewith, as may be amended hereafter, constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, representations, understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof including the DROSOPHILA Genome License. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the parties. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of such right.

12.7 SEVERABILITY: In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the parties are still able to realize the principal benefits bargained for in this Agreement.

12.8 CAPTIONS: The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9. GOVERNING LAW: This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without reference to the conflicts of law principles thereof.

12.10 NOTICES AND DELIVERIES: Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by commercial overnight courier, or transmitted by telecopy (receipt verified) to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party. All notices shall be effective upon receipt.

If to Celera, addressed to:

     CELERA GENOMICS CORPORATION
     45 West Gude Drive
     Rockville, MD  20850
     Attn: Dr. Peter Barrett, Executive Vice President, Chief Business Officer cc: Legal Department

If to Customer addressed to:

     PHARMACIA & UPJOHN COMPANY
     95 Corporate Drive
     Bridgewater, NJ  08807
     Attn: Douglas R. Morton Ph.D.
     Group VP, Technology Acquisition and Skill Base Development

     cc: Legal Department
     Attn: Donald W. Schmitz, Esquire


12.11 COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 FORCE MAJEURE: If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, shall be prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary shall be provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

12.13 EXHIBITS AND SCHEDULE: All Exhibits and Schedule referenced in and attached hereto are incorporated herein by reference. In case of any discrepancies between terms incorporated from the Exhibits and Schedule and the terms of the Sections herein, the terms of the Sections shall prevail. Any amendment to an Exhibit and Schedule shall be approved in writing by a duly authorized representative of each party; amendments to the Exhibit and Schedule will not affect any of the rights granted hereunder. Unless a procedure for amending an Exhibit and Schedule is specifically set forth in this Agreement, the Exhibits and Schedule shall be amended promptly, as necessary, but in no event less than on a once per calendar quarter basis by Customer and Celera.

12.14 DISPUTE RESOLUTION: Celera and Customer shall deal with each other in good faith. The parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the parties shall undertake good faith efforts to amicably resolve such dispute between themselves. In the event the parties shall be unable to resolve any such dispute, the matter shall be referred to Dr. Peter Barrett, Executive Vice President, Chief Business Officer, or another designated representative of Celera, and to, Douglas R. Morton, Ph.D., or another designated representative, of Customer for further review and resolution.

12.15 FURTHER ACTIONS: Each party agrees to execute, acknowledge and deliver such further instruments and to perform all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

12.16 AFFILIATE PERFORMANCE:

         (a) To the extent that any Customer Affiliate shall have access to any Celera Database and Analysis Products, and shall have the right to receive any other rights or benefits under this Agreement, or otherwise shall be obligated to perform any obligations under this Agreement, PUC or AB, as applicable, shall cause such Customer Affiliate to perform in full, when due, all applicable obligations under this Agreement to the same extent as if such Customer Affiliate were a party to this Agreement; provided, however, that nothing in this Section 12.16(b) shall expand the rights or benefits of PUC, AB or any Customer Affiliates, or the obligations of Celera, beyond those otherwise expressly set forth in this Agreement. PUC or AB, as applicable, shall guaranty timely performance in full by such Customer Affiliate of all such obligations. A breach by such Customer Affiliate of any such obligation shall constitute a breach by PUC or AB, as applicable, of this Agreement and, if a material breach, shall entitle Celera to exercise its rights under 9.0 (Termination) above, in addition to any other rights and remedies to which Celera may be entitled.

         (b) To the extent that any Celera Affiliate controlled by Celera shall have the right to receive any other rights or benefits under this Agreement, or otherwise shall be obligated to perform any obligations under this



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

Agreement, Celera shall cause such Celera Affiliate to perform in full, when due, all applicable obligations under this Agreement to the same extent as if such Celera Affiliate were a party to this Agreement; provided, however, that nothing in this Section 12.16(b) shall expand the rights or benefits of PUC, AB or any Customer Affiliates, or the obligations of Celera, beyond those otherwise expressly set forth in this Agreement. Celera shall guaranty timely performance in full by such Celera Affiliate of all such obligations. A breach by such Celera Affiliate of any such obligation shall constitute a breach by Celera of this Agreement and, if a material breach, shall entitle PUC or AB, as applicable, to exercise its rights under Section 9.0 (Termination) above, in addition to any other rights and remedies to which PUC or AB, as applicable, may be entitled.




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




IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers on the date set forth below.



CELERA GENOMICS CORPORATION            PHARMACIA & UPJOHN COMPANY


By:                                    By:
   -------------------------------         ---------------------------------
Name:                                  Name:
                                            --------------------------------
Title:                                 Title:
                                             -------------------------------
Date:                                  Date:
                                            --------------------------------

                                       PHARMACIA & UPJOHN AB

                                       By:
                                          ----------------------------------
                                       Name:
                                            --------------------------------
                                       Title:
                                            --------------------------------
                                       Date:
                                            --------------------------------




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